Exhibit 97.1

Compensation Recovery Policy GLOBAL

Policy Overview

The Board of Directors (the “Board”) of Dayforce, Inc. (“Dayforce”) believes that it is in the best interests of Dayforce and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces Dayforce’s pay-for-performance compensation philosophy. The Board has therefore adopted this Compensation Recovery Policy (the “Policy”) which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the U.S. federal securities laws. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the "Exchange Act").

Purpose

The purpose of this Policy is to describe the circumstances under which Dayforce is required to recover certain compensation paid to certain employees. Any references in compensation plans, agreements, equity awards, or other policies to the Dayforce “recoupment”, “clawback”, or similarly-named policy shall be deemed to refer to this Policy.

Mandatory Recovery of Compensation

In the event that Dayforce is required to prepare an Accounting Restatement, Dayforce shall recover reasonably promptly from a Covered Officer the amount of Erroneously Awarded Compensation received during the Recovery Period.

This policy replaces and supersedes all other prior policies regarding the same or similar subject matter, as of the Policy Version Effective Date set forth below. Dayforce US, Inc. reserves the right to alter, amend or discontinue this policy at any time without notice.

Policy Version Effective Date: 04/282023 | Policy Last Reviewed Date: 04/28/2023 | Policy Owner: Legal

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Definitions

For purposes of this Policy, the following terms, when capitalized, shall have the meanings set forth below:

(a)
“Accounting Restatement” shall mean any accounting restatement required due to Dayforce’s material noncompliance with any financial reporting requirements under the U.S. federal securities laws, including to correct an error in previously issued financial statements: (1) that is material to the previously issued financial statements, or (2) that would result in a material misstatement if the error was left uncorrected in the current period or the error correction was recognized in the current period.

(b)
“Covered Officer” shall mean Dayforce’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a significant policy-making function, or any other person who performs similar significant policy-making functions for Dayforce, provided that such person was a Covered Officer at any time during the performance period for the Erroneously Awarded Compensation and at the time the Erroneously Awarded Compensation was Received.

(c)
“Effective Date” shall mean April 28, 2023, the date of adoption of this Policy by the Board, and this Policy shall apply to Incentive-Based Compensation that is Received on or after that date. This Policy replaces and supersedes all other prior policies regarding the same or similar subject matter, including the Dayforce Compensation Recovery Policy originally adopted by the Board on February 27, 2020, with respect to Incentive-Based Compensation that is Received on or after the Effective Date.

(d)
“Erroneously Awarded Compensation” shall mean the excess of the amount of Incentive-Based Compensation Received by a Covered Officer over the amount of the Recalculated Compensation, provided such compensation was Received while Dayforce has a class of securities listed on a national securities exchange or a national securities association.

(e)
“Incentive-Based Compensation” shall mean any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. A financial reporting measure is a measure that is determined and presented in accordance with the accounting principles used in preparing Dayforce’s financial statements, and any measures that are derived wholly or in part from such measures, regardless of whether such measure is presented within the financial statements or filed with the Securities Exchange Commission. Examples include revenue, net income, and EBITDA. Stock price and total shareholder return are also financial reporting measures. For the avoidance of doubt, Incentive-Based Compensation subject to this Policy does not include stock options, restricted stock, restricted stock units or similar equity-based awards that are earned solely on the basis of continued employment or service, the passage of time, or non-financial reporting measures.

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(f)
“Recalculated Compensation” shall mean the Incentive-Based Compensation that otherwise would have been Received had it been determined based on the Accounting Restatement, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of the Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of the Recalculated Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return, as the case may be, on the compensation Received. Dayforce must maintain documentation of the determination of that reasonable estimate and provide such documentation to the New York Stock Exchange (“NYSE”) as the national securities exchange on which its securities are listed in the U.S.

(g)
Incentive-Based Compensation is deemed “Received” in Dayforce’s fiscal period during which the financial reporting measure specified in the award of such Incentive-Based Compensation is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

(h)
“Recovery Period” shall mean the three completed fiscal years of Dayforce immediately preceding the date Dayforce is required to prepare an Accounting Restatement; provided that the Recovery Period shall not begin before the Effective Date. For purposes of determining the Recovery Period, Dayforce is considered to be “required to prepare an Accounting Restatement” on the earlier to occur of: (i) Dayforce’s Board of Directors, a committee thereof, or Dayforce’s authorized officers conclude, or reasonably should have concluded, that Dayforce is required to prepare an Accounting Restatement, or (ii) the date a court, regulator, or other legally authorized body directs Dayforce to prepare an Accounting Restatement. If Dayforce changes its fiscal year, then the transition period within or immediately following such three completed fiscal years also shall be included in the Recovery Period, provided that if the transition period between the last day of Dayforce’s prior fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, then such transition period shall instead be deemed one of the three completed fiscal years and shall not extend the length of the Recovery Period.

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Exceptions

Notwithstanding anything to the contrary in this Policy, recovery of Erroneously Awarded Compensation will not be required to the extent Dayforce’s Compensation Committee of the Board (or a majority of the independent directors on Dayforce’s Board in the absence of such a committee) has made a determination that such recovery would be impracticable and one of the following conditions have been satisfied:

(a)
The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation that was Incentive-Based Compensation based on the expense of enforcement, Dayforce must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the NYSE as the national securities exchange on which its securities are listed in the U.S.;

(b)
Recovery would violate home country law where, with respect to Incentive-Based Compensation, that law was adopted prior to November 28, 2022; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation that was Incentive-Based Compensation based on violation of home country law, Dayforce must obtain an opinion of home country counsel, acceptable to the NYSE as the national securities exchange on which its securities are listed in the U.S, that recovery would result in such a violation, and must provide such opinion to the NYSE; or

(c)
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of Dayforce, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

Manner of Recovery

In addition to any other actions permitted by law or contract, Dayforce may take any or all of the following actions to recover any Erroneously Awarded Compensation: (a) require the Covered Officer to repay such amount; (b) offset such amount from any other compensation owed by Dayforce or any of its affiliates to the Covered Officer, regardless of whether the contract or other documentation governing such other compensation specifically permits or specifically prohibits such offsets; (c) cancelling prior grants of equity awards, whether vested or unvested or paid or unpaid; and (d) subject to “Exceptions” above, to the extent the Erroneously Awarded Compensation was deferred into a plan of deferred compensation, whether or not qualified, forfeit such amount (as well as the earnings on such amounts) from the Covered Officer’s balance in such plan, regardless of whether the plan specifically permits or specifically prohibits such forfeiture. If the Erroneously Awarded Compensation consists of shares of Dayforce’s common stock, and the Covered Officer still owns such shares, then Dayforce may satisfy its recovery obligations by requiring the Covered Officer to transfer such shares back to Dayforce.

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Other

(a)
This Policy shall be administered and interpreted, and may be amended from time to time, by the Board or, if so designated by the Board, any committee to which the Board may delegate its authority in its sole discretion in compliance with the applicable listing standards of the NYSE as the national securities exchange on which its securities are listed in the U.S, and the determinations of the Board or such committee shall be binding on all Covered Officers.

(b)
Dayforce shall not indemnify any Covered Officer against the loss of Erroneously Awarded Compensation.

(c)
Dayforce shall file all disclosures with respect to this Policy in accordance with the requirements of the U.S. federal securities laws, including disclosure required by the Securities Exchange Commission filings.

(d)
The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Officer to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to Dayforce pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to Dayforce, including, but not limited to, any compensation recovery provisions set forth in the Dayforce, Inc. 2018 Equity Incentive Plan, as amended and restated.

(e)
This Policy shall be binding and enforceable against all Covered Officers and their beneficiaries, heirs, executors, administrators, or other legal representatives.

Questions

Questions or comments regarding this policy can be directed to officeofgeneralcounsel@ceridian.com.

Reports of policy violations can be submitted to your manager, Human Resources or anonymously via EthicsPoint.

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